Exhibit 8.1

_______ __, 2026

Expro Group Holdings N.V.

1311 Broadfield Boulevard, Suite 400

Houston, Texas 77084

Ladies and Gentlemen:

We have acted as counsel to Expro Group Holdings N.V., a Netherlands public limited company (“Expro NV”), in connection with the transactions contemplated by the Merger Agreements (as defined below). Reference is made to (a) that certain Cross-Border Merger Proposal, dated as of [date] (the “First Merger Agreement”), between Expro NV and Expro Luxembourg S.A., a Luxembourg public limited company (“Expro Luxembourg”), (b) that certain Plan of Merger, dated as of [date], between Expro Luxembourg and Expro Ltd, an exempted limited company organized under the laws of the Cayman Islands (“Expro Cayman”) (the “Second Merger Agreement,” and, collectively with the First Merger Agreement, the “Merger Agreements”), (c) the Form S-4 Registration Statement of Expro Ltd (File No. 333-[•]), as amended or supplemented through the date hereof (the “Registration Statement”), and (d) the transactions contemplated by the Merger Agreements and the Registration Statement, including (i) the merger of Expro NV with and into Expro Luxembourg with Expro Luxembourg surviving (the “Luxembourg Merger”) and (ii) the merger of Expro Luxembourg with and into Expro Cayman with Expro Cayman surviving (the “Cayman Merger” and, together with the Luxembourg Merger, the “Mergers”), pursuant to which in the Luxembourg Merger all Expro N.V. Common Shares will be cancelled and exchanged for the right to receive Expro Luxembourg Common Shares on a one-for-one basis (except for holders of Expro N.V. Common Shares who exercise their Withdrawal Rights and receive a cash payment for their Expro N.V. Common Shares) and pursuant to which in the Cayman Merger all Expro Luxembourg Common Shares will be cancelled and exchanged for Expro Cayman Ordinary Shares on a one-for-one basis. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement.

This opinion is being delivered in connection with the Registration Statement.

In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Merger Agreements, and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Gibson, Dunn & Crutcher LLP
811 Main Street Suite 3000 | Houston, TX 77002-6117 | T: 346.718.6600 | F: 346.718.6620 | gibsondunn.com

Expro Group Holdings N.V.

_______ __, 2026

In rendering our opinion, we have assumed, without any independent investigation or examination thereof, that (i) each of the Mergers will be consummated in the manner described in the Registration Statement and the Merger Agreements and will be effective under applicable law, (ii) none of the terms or conditions contained in the Registration Statement or either of the Merger Agreements will be waived or modified, and (iii) the facts relating to the Mergers are accurately and completely reflected in the Registration Statement and the Merger Agreements. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations, and warranties set forth in the documents referred to above.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could affect the conclusion expressed herein. There can be no assurance that the IRS or a court will not take a position contrary to our opinion.

Based upon the foregoing, and subject to the qualifications, assumptions, and limitations stated herein and in the Registration Statement, we hereby confirm that the statements of legal conclusion set forth in the section of the Registration Statement entitled “Material U.S. Federal Income Tax Considerations” constitute the opinion of Gibson, Dunn & Crutcher LLP as to the material U.S. federal income tax consequences to holders of Expro NV Common Shares of the Mergers to be consummated in connection with the stockholder vote regarding the transactions contemplated by the Merger Agreements.

This opinion is being delivered prior to the consummation of the Mergers and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Our opinion is limited to the U.S. federal income tax issues specifically addressed herein, and no opinion is expressed or should be inferred as to any other U.S. federal income tax issues or the tax consequences under any state, local, or non-U.S. laws or with respect to other areas of U.S. federal taxation. This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Respectfully,